UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2012

Dollar General Corporation

(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee	37072
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

In connection with its previously announced $500 million common stock repurchase program, on September 25, 2012 Dollar General Corporation (the “Company”) entered into a Share Repurchase Agreement with Buck Holdings, L.P. to repurchase from it approximately $250 million in shares of common stock of the Company.  The closing of the transaction contemplated by the Share Repurchase Agreement is conditioned upon the receipt of the consent of the requisite lenders under the Company’s senior secured credit facilities and the consummation of a contemplated underwritten secondary offering of shares of common stock of the Company by certain selling shareholders at a price per share equal to the price to the public in the secondary offering less underwriting discounts and commissions.  In connection with the transaction contemplated by the Share Repurchase Agreement, Buck Holdings, L.P. has agreed to reimburse the Company for any fees incurred in obtaining the consent of the requisite lenders under its senior secured credit facilities.  The Company expects to fund the transaction contemplated by the Share Repurchase Agreement with borrowings under its asset-based revolving credit facility.

Buck Holdings, L.P. is a significant shareholder of the Company.  The membership interests of Buck Holdings, L.P. are held by a private investor group, including affiliates of each of Kohlberg Kravis Roberts & Co. L.P. and Goldman, Sachs & Co. and other equity investors.

The above description of the Share Repurchase Agreement is merely a summary.  The Share Repurchase Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference, should be read in its entirety.

Item 9.01                                             Financial Statements and Exhibits.

(d)      Exhibits.  See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2012	DOLLAR GENERAL CORPORATION

	By:	/s/ David M. Tehle
David M. Tehle
Executive Vice President and Chief Financial Officer

Exhibit No.	Description of Exhibit
1.1	Share Repurchase Agreement, dated as of September 25, 2012, by and between Buck Holdings L.P. and Dollar General Corporation